Exhibit 8.1

609 Main Street

Houston, TX 77002

United States

www.kirkland.com

December 30, 2021

Power & Digital Infrastructure Acquisition Corp.

321 North Clark Street, Suite 2440

Chicago, IL 60654

Re:	Power & Digital Infrastructure Acquisition Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We are U.S. tax counsel to Power & Digital Infrastructure Acquisition Corp., a Delaware corporation (“XPDI”), in connection with the preparation and filing of a registration statement on Form S-4, originally filed with the U.S. Securities and Exchange Commission on August 11, 2021 (File No. No. 333-258720) (as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as, the “Registration Statement”), relating to that certain Agreement and Plan of Merger and Reorganization, dated as of July 20, 2021 (as amended on October 1, 2021, December 29, 2021 and as may be further amended and/or restated from time to time, the “Agreement”), by and among XPDI, XPDI Merger Sub Inc., a Delaware corporation, XPDI Merger Sub 2, LLC, a Delaware limited liability company, and Core Scientific Holding Co., a Delaware corporation (“Core Scientific”). Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Registration Statement.

You have requested our opinion as to (a) whether the First Merger and the Second Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) whether the separation of a unit of XPDI (as described in the Registration Statement) in connection with XPDI’s initial business combination is a taxable event to the holder of such unit for U.S. federal income tax purposes. In providing this opinion, we have assumed (without any independent investigation or review thereof) the following:

•

All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Transactions.

Austin Bay Area Beijing Boston Brussels Chicago Dallas Hong Kong London Los Angeles Munich New York Paris Salt Lake City Shanghai Washington, D.C.

December 30, 2021

•

All factual representations, warranties, and statements made or agreed to by the parties to the Agreement, any representation letters provided to us by any party to the Agreement, and any agreements or documents referenced in the foregoing or otherwise related to the Transactions (the “Transaction Documents”) are true, correct, and complete at all times until the Closing, in each case, without regard to any qualification as to knowledge, belief, or otherwise.

•

The description of the Transactions in the Registration Statement is accurate, the Transactions will be consummated in accordance with such description and with the Transaction Documents, without any waiver or breach of any material provision thereof, and the Transactions will be effective under applicable corporate law as described in the Transaction Documents.

•

The Transaction Documents and the Registration Statement represent the entire understanding of the parties to the Agreement with respect to the Transactions, there are no other written or oral agreements regarding the Transactions other than the Transaction Documents, and no material terms and conditions thereof have been or will be waived or modified.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the U.S. Treasury Department, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service (the “IRS”), in each case, as in effect and existing at the date of this opinion. Statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change made after the date of this opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing this opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any matter other than (a) whether the First Merger and the Second Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) whether the separation of a unit of XPDI in connection with XPDI’s initial business combination is a taxable event to the holder of such unit for U.S. federal income tax purposes.

The U.S. federal income tax consequences of the Transactions are complex and are subject to varying interpretations. Our opinion is not binding on the IRS and there is no assurance or guarantee the IRS will agree with our conclusions. Indeed, the IRS may challenge one or more of the conclusions contained herein and may take a position that is inconsistent with the views expressed herein. There is no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

December 30, 2021

Opinion

Based on and subject to the foregoing and the qualifications and limitations herein and in the Registration Statement, we are of the opinion that (a) the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) the separation of a unit of XPDI in connection with XPDI’s initial business combination should not be a taxable event to the holder of such unit for U.S. federal income tax purposes.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP Kirkland & Ellis LLP